EX-FILING FEES
Calculation of Filing Fee Table

Form Schedule TO
(Form Type)

Priority Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be paid	$14,264,719.57(1)	$0.00011020	$1,571.97(2)
Fees Previously Paid	$13,452,436.42		$1,482.46(3)
Total Transaction Valuation	$14,264,719.57
Total Fees Due for Filing			$1,571.97
Total Fees Previously Paid			$1,482.46
Total Fee Offsets			—
Net Fee Due			$89.51

(1) The Registrant previously offered to purchase up to 1,194,710 shares worth of its issued and outstanding common stock, par value $0.01 per share (“Shares”). The Registrant subsequently increased its offer to purchase to 1,266,849 Shares at a price equal to the net asset value per Share as of January 31, 2023 of $11.26.
(2) Calculated as 100% of the Transaction Valuation.
(3) Paid in connection with the Registrant’s filing of a Schedule TO on December 23, 2022 and Amendment No. 1 thereto on February 8, 2023.